[Letterhead of Robison, Hill & Company]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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December 10, 1998

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Medivest, Inc., a Utah corporation (the "Registrant"), SEC File No. 1-10077, to be filed on or about December 10, 1998, covering the registration and issuance of 100,000 shares of common stock to one individual Consultant

Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended December 31, 1997 and 1996, dated March 11, 1998, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Robison, Hill & Company
Certified Public Accountants
cc: Medivest, Inc.